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                                                                    EXHIBIT 11.1

                                 CONNECT, INC.
        STATEMENT REGARDING COMPUTATION OF PRO FORMA NET LOSS PER SHARE
                   (In thousands, except per share amounts)


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                                               THREE MONTHS ENDED          NINE MONTHS ENDED
                                                  SEPTEMBER 30,               SEPTEMBER 30,
                                          ------------------------------------------------------
                                              1997           1996          1997          1996
                                          ------------   ------------  ------------  ------------
Net loss                                   $  (3,155)     $  (3,965)    $ (11,516)    $ (13,092)

Weighted average common shares
 outstanding                                  19,036          9,737        18,850         3,552

Shares related to SAB No. 64 and 83
 (Topic 4, Sec. D)                                --             --            --         8,769

Conversion of preferred stock to
 common stock not included in
 shares related to SAB No. 64 and
 83 (Topic 4, Sec. D)                             --          7,583            --         5,292
                                          --------------------------------------------------------
Total shares used in pro forma net
 loss per share                               19,036         17,320        18,850        17,613
                                          ========================================================
Pro forma net loss per share               $   (0.17)     $   (0.23)    $   (0.61)    $   (0.74)
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